File No. 70-8769


                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                      POST EFFECTIVE AMENDMENT NO. 5

                                    TO

                                 FORM U-1

                 APPLICATION-DECLARATION WITH RESPECT TO
            THE ACQUISITION OF A SUBSIDIARY IN CONNECTION WITH
            THE PROVISION OF POWER MARKETING AND OTHER SERVICES

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                       EASTERN UTILITIES ASSOCIATES
                P.O. Box 2333, Boston, Massachusetts  02107

                  (Name of company filing this statement
                and address of principal executive office)

                       EASTERN UTILITIES ASSOCIATES

             (Name of top registered holding company parent of
                          applicant or declarant)

                    CLIFFORD J. HEBERT, JR., TREASURER
                       EASTERN UTILITIES ASSOCIATES
                P.O. Box 2333, BOSTON, MASSACHUSETTS  02107

                  (Name and address of agent for service)

             The Commission is requested to mail signed copies
               of all orders, notices and communications to:

                         ARTHUR I. ANDERSON, P.C.
                          McDermott, Will & Emery
                              75 State Street
                             Boston, MA  02109

Item 1 is hereby amended and restated as follows:

ITEM 1.   DESCRIPTION OF THE PROPOSED TRANSACTION.


     Introduction.

     (a)  Pursuant to an order issued by the Securities and Exchange

Commission (the "Commission") in this proceeding on March 14, 1996 (Release

No. 35-26493), the applicant, Eastern Utilities Associates ("EUA"), a

Massachusetts business trust and a registered holding company under the

Public Utility Holding Company Act of 1935 (the "Act") was authorized to acquire a new subsidiary, EUA Energy Services, Inc. ("Energy Services")

which has a 30% ownership interest in Duke/Louis Dreyfus Energy Services

(New England) LLC ("D/LD"), a limited liability company formed to provide energy services to customers in Connecticut, Maine, Massachusetts, New

Hampshire, Rhode Island and Vermont (the "Territory").  The remaining interest in D/LD is owned by Duke/Louis Dreyfus LLC, a Nevada limited liability company.

     (b)  D/LD's business includes buying, selling and brokering electric power and fuel.  D/LD's initial plans were to conduct its power marketing activities in wholesale energy markets within the Territory.  D/LD intends to sell energy to wholesale and retail customers to the extent permitted without becoming an "electric utility company" or "gas utility company"

within the meaning of the definition of such terms in Sections 2(a)(3) and

(4) of the Act.  In its initial application, EUA requested that the

Commission reserve jurisdiction over possible future retail sales of electricity and fuel, including gas, by D/LD.  In an order dated May 23,

1996 (Release No. 35-26519) D/LD was authorized to participate in the pilot programs in Massachusetts and New Hampshire retail electric markets.  EUA stated in its original application that various initiatives with respect to competition in retail fuel markets, including gas, were also moving rapidly and that D/LD may be in a position to pursue opportunities in the retail fuel markets within the Territory.  D/LD now has the opportunity to participate in the retail gas markets in the Territory by virtue of the fact that various gas utility companies are instituting, or have instituted, programs designed to provide certain of their customers with a choice in gas suppliers.

     Programs.

     (c)  Gas companies in Massachusetts, Maine, New Hampshire and Rhode

Island have filed proposals, and are currently instituting programs, to unbundle gas services.  The immediate method of unbundling such services is taking the form of contracting with commercial and industrial customers to provide transportation services, leaving such customers free to contract with other suppliers of gas (Boston Gas Company, Mass. D.P.U. Docket #96-

50; Essex County Gas Company, Mass. D.P.U. Docket #96-70; Fall River Gas

Company, Mass. D.P.U. Docket #96-60; Northern Utilities, Inc., Maine P.U.

Docket #95-481; EnergyNorth Natural Gas, Inc., New Hampshire P.U. Docket

#DE 95-121;) (Footnote 1).  Most of those gas companies are offering firm transportation services, although The Providence Gas Company (Rhode Island

P.U.C. Docket #23-44) is offering interruptible transportation services to its customers with telemetering equipment.  Although there is some movement towards phasing in the unbundling of gas services to residential customers in the future (Boston Gas Company; Essex County Gas Company), only Bay

State Gas Company of Massachusetts is promising to file this year a proposal for a residential unbundling pilot program.


     (d)  EUA hereby requests that the Commission authorize D/LD to buy,

sell and broker gas to the customers participating in the proposed and instituted gas transportation programs described above and any similar programs that are subsequently authorized in New England.  EUA believes that the same reasons that the Commission used in its decision regarding electric retail activity by D/LD apply to gas retail activity.  The proposed activity by D/LD is necessary or appropriate in the public interest or for the protection of investors or consumers and not detrimental to the proper functioning of the integrated system of EUA because (a) such activity will be in New England and (b) such activity may promote greater competition and thus further the public interest.

     (e)  Furthermore, in light of the recent unbundling legislation passed in Rhode Island and for the same reasons stated above, EUA also requests that the Commission authorize D/LD to buy, sell and broker electricity to customers participating in any existing and future programs authorized in

New England.

     (f)  Finally, EUA also requests that the Commission authorize D/LD to buy, sell and broker fuel to parties other than electric power producers.

     (g)  As required by rule 54, all applicable conditions contained in rule 53(a) are, and assuming the consummation of the proposed transactions,

will be, satisfied and none of the conditions contained in rule 53(b) exist or will exist as a result of the proposed transactions, making rule 53(c)

inapplicable.


Footnote 1:

Connecticut long-distance carriers will be offering similar proposals.




                                 SIGNATURE



     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned duly authorized individuals.



                              EASTERN UTILITIES ASSOCIATES

                              By:  /s/ Clifford J. Hebert, Jr.

                                   Clifford J. Hebert, Jr.

                                   Treasurer





Dated October 1, 1996